SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: February 22, 2005

FEDERATED DEPARTMENT STORES, INC.

7 West Seventh Street, Cincinnati, Ohio 45202 (513) 579-7000

-and-

151 West 34th Street, New York, New York 10001 (212) 494-1602

Delaware	1-13536	13-3324058
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

.

Item 2.02	Results of Operations and Financial Condition.

On February 22, 2005, Federated Department Stores, Inc. ("Federated") issued a press release announcing Federated's financial condition and results of operations as of and for the 13 and 52 weeks ended January 29, 2005. The full text of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The press release referred to above contains certain non-GAAP financial measures of earnings excluding the effect of costs related to Federated's repurchase of $274 million of its long-term debt in 2004 and a reduction in net deferred income tax liabilities in 2003 as a result of anticipated lower effective income tax rates in the future. Management believes that providing a measure of earnings excluding the effects referred to above is useful to assist the reader in evaluating Federated's ability to generate earnings from operations and that providing such a measure will allow investors to more readily compare the earnings referred to in this press release to the earnings reported by Federated in past and future periods. However, the reader is cautioned that any non-GAAP financial measures provided by Federated are provided in addition to, and not as an alternative for, Federated's reported results prepared in accordance with GAAP. Certain items that may have a significant impact on Federated's financial position, results of operations and cash flows must be considered when assessing Federated's actual financial condition and performance regardless of whether these items are included in these non-GAAP financial measures. Additionally, the methods used by Federated to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures provided by Federated may not be comparable to similar measures provided by other companies.

Item 9.01.	Financial Statements and Exhibits.

	(c)	Exhibits

		99.1	Press Release of Federated dated February 22, 2005.

FEDERATED DEPARTMENT STORES, INC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERATED DEPARTMENT STORES, INC.

Dated: February 22, 2005	By: /s/ Dennis J. Broderick
Name: Dennis J. Broderick
Title: Senior Vice President, General Counsel and Secretary

Exhibit 99.1

Contacts:
Media - Carol Sanger
513/579-7764
Investor - Susan Robinson
513/579-7780

FOR IMMEDIATE RELEASE

FEDERATED REPORTS 4th QUARTER AND ANNUAL 2004 EARNINGS

     CINCINNATI, OHIO, February 22, 2005 - Federated Department Stores, Inc. today reported diluted earnings of $2.55 a share for the fourth quarter of fiscal 2004, which was at the high end of the company's prior guidance of $2.50 to $2.55 a share. Earnings in the quarter ended January 29, 2005 topped earnings of $2.50 a share in the same period last year, when a one-time tax adjustment added 21 cents a share to earnings. Excluding the effect of the tax adjustment, the company's fourth quarter 2004 EPS were up 11.4 percent.

     For the full 52 weeks of fiscal 2004, Federated reported diluted earnings of $3.86 a share, compared to $3.71 a diluted share in fiscal 2003. Excluding one-time costs of $.20 per diluted share related to the company's repurchase of long-term debt in 2004 and the one-time tax adjustment of $.20 per diluted share in 2003, fiscal 2004 earnings were up 15.7 percent.

     "We had a very strong year and a fourth quarter that finished at the high end of our expectations despite a slow start to the holiday shopping season," said Terry J. Lundgren, Federated's chairman, president and chief executive officer.

     "In 2004, we intensified our strategic focus on our four key priorities for improving our business - differentiating and editing merchandise assortments, simplifying pricing, improving the overall shopping experience and communicating better with our customers through more effective marketing," Lundgren said. "Our results for the year indicate that we are continuing to make progress on these strategies and our customer is responding enthusiastically. We are excited about the prospects for our company that will come from the conversions to the Macy's brand, which will take place across our regional department store divisions on March 6th, as well as from a continued focus on our four key priorities for running the business."

Sales

     For the fourth quarter of fiscal 2004, Federated's sales totaled $5.074 billion, up 0.4 percent from total sales of $5.053 billion in the final 13 weeks of 2003. On a same-store basis, the company's fourth quarter sales were up 0.8 percent, which came on top of a solid same-store sales performance during the same period last year.

     Federated's fiscal 2004 sales totaled $15.630 billion, up 2.4 percent from total sales of $15.264 billion in the 52 weeks of fiscal 2003. On a same-store basis, Federated's annual sales were up 2.6 percent.

Federated opened four new department stores in fiscal 2004 and closed four stores nationally. (See attached chart for store listings.)

Operating Income

     For the 13-week fourth quarter ended January 29, 2005, Federated's operating income was $763 million or 15.0 percent of sales, compared to $758 million or 15.0 percent of sales for the same period last year. Federated posted operating income of $1.400 billion or 9.0 percent of sales for the 52 weeks of fiscal 2004, compared to operating income of $1.341 billion or 8.8 percent of sales for fiscal 2003.

     Federated's operating income includes store closing, centralization and consolidation costs of $13 million in the fourth quarter this year, compared to $12 million for the same period last year. On a full year basis, store closing, centralization and consolidation costs amounted to $99 million, compared to $59 million last year.

Cash Flow from Operations

     In 2004, Federated generated $1.51 billion in cash flow from operating activities, compared to $1.78 billion in fiscal 2003. Last year's cash flow from operating activities benefited from lower income tax payments, reflecting the use of Fingerhut net operating losses. In 2004, Federated used $727 million of cash for investing activities as compared to $748 million in fiscal 2003.

     The company continued to put its strong cash flow position to work in increasing shareholder return, including increasing the quarterly cash dividend paid to shareholders in 2004 by 8 percent, and continuing its share buyback program. The company used approximately $901 million of excess cash to repurchase approximately 18.3 million shares of Federated common stock in 2004. The company also repurchased $274 million of 8.5 percent senior notes during fiscal 2004.

Inventories at the end of fiscal 2004 were down 3 percent from prior year-end levels, which Federated believes positions the company well for the start of the new retail year.

Net Income

     Federated's net income totaled $440 million or $2.55 a diluted share for the fourth quarter of 2004, compared to $2.50 a share in the same period last year. Excluding the 21 cents a share favorable tax adjustment last year, diluted earnings per share of $2.55 for the fourth quarter of this year increased 11.4 percent compared to $2.29 a share for the same period last year.

     For the 52 weeks of fiscal 2004, Federated's net income totaled $689 million or $3.86 a diluted share, compared to $693 million or $3.71 a share in the same period last year. Excluding one-time costs of 20 cents related to the company's repurchase of $274 million of its long-term debt in 2004 and the 20-cent one-time tax adjustment in 2003, diluted earnings per share of $4.06 in fiscal 2004 increased 15.7 percent compared to $3.51 a share in fiscal 2003.

2005 Forecast

Lundgren said Federated expects same-store sales for fiscal 2005 to increase approximately 2 percent, with annual earnings per share in the range of $4.55 to $4.65 on a diluted basis.

     The company said same-store sales in the first half of the year are expected to be up about 1 percent on top of last year's 5 percent increase over prior year performance. February's same-store sales are expected to be flat to down slightly. In the second half of the year, a same-store sales increase of approximately 3 percent is anticipated. Total sales are expected to approximate same-store sales for the periods.

     Federated is expecting to generate earnings of 45-50 cents a share in the first quarter of 2005, and 80-85 cents a share in the second quarter. For the second half of the fiscal year (the combined third and fourth quarters), the company said it is anticipating earnings per share of $3.20 to $3.30.

     The company plans to convert all of its regional department stores to the Macy's brand effective March 6, 2005. This will include stores that now operate as Bon-Macy's, Burdines-Macy's, Goldsmith's-Macy's, Lazarus-Macy's and Rich's-Macy's

In addition, Federated plans to open two new stores in the coming year - a Macy's in Wheaton Plaza, Wheaton, MD, and a Macy's in Simi Valley, CA.

     Federated, with corporate offices in Cincinnati and New York, is one of the nation's leading department store retailers, with annual sales of more than $15.6 billion. Federated operates more than 450 stores in 34 states, Guam and Puerto Rico under the names of Macy's, Bloomingdale's, Bon-Macy's, Burdines-Macy's, Goldsmith's-Macy's, Lazarus-Macy's and Rich's-Macy's. The company also operates macys.com and Bloomingdale's By Mail.

     This release contains certain forward-looking statements that reflect current views of the financial performance and future events of Federated. The words expect, plan, think, believe and other similar expressions identify forward-looking statements. Any such statements are subject to risks and uncertainties. Future results of Federated operations could differ materially from historical results or current expectations because of a variety of factors that affect the company, including transaction costs associated with the renovation, conversion and transitioning of company retail stores in regional markets; the outcome and timing of sales and leasing in conjunction with the disposition of company retail store properties; the retention, reintegration and transitioning of displaced company employees; competitive pressures from department and specialty stores, general merchandise stores, manufacturers' outlets, off-price and discount stores, and all other retail channels; and general consumer-spending levels, including the impact of the availability and level of consumer debt, and the effects of weather.

(NOTE: Additional information on Federated is available on the Internet at www.fds.com/pressroom. A live webcast of the yearend earnings call with analysts can be accessed through the Federated website, or by dialing in at 1-800-347-3350 to listen to the broadcast in real time, beginning at 10:30 a.m. ET. Pre-registration is requested. The webcast will be archived for replay beginning approximately two hours after the conclusion of the live call.)

FEDERATED DEPARTMENT STORES, INC.

Consolidated Statements of Income (Unaudited)
(All amounts in millions except percentages and per share figures)

	13 Weeks Ended		52 Weeks Ended
	January 29,	January 31,	January 29,	January 31,
	2005	2004	2005	2004

Net Sales	$5,074	$5,053	$15,630	$15,264

Cost of Sales (Note 1)	3,001	2,981	9,297	9,099

Percent to sales	59.1%	59.0%	59.5%	59.6%

Gross margin	2,073	2,072	6,333	6,165

Percent to sales	40.9%	41.0%	40.5%	40.4%

Selling, general and administrative expenses (Note 2)	1,310	1,314	4,933	4,824

Percent to sales	25.9%	26.0%	31.5%	31.6%

Operating income	763	758	1,400	1,341

Percent to sales	15.0%	15.0%	9.0%	8.8%

Interest expense - net (Note 3)	(50)	(61)	(284)	(257)

Income before income taxes	713	697	1,116	1,084

Federal, state and local income tax expense (Note 4)	(273)	(237)	(427)	(391)

Net income	$ 440	$ 460	$ 689	$ 693

Basic earnings per share	$ 2.61	$ 2.55	$ 3.93	$ 3.76

Diluted earnings per share (Note 5)	$ 2.55	$ 2.50	$ 3.86	$ 3.71

Average common shares:
Basic	168.7	180.4	175.1	184.4
Diluted	172.4	183.9	178.2	186.6

Depreciation and amortization expense	$ 204	$ 181	$ 737	$ 710

FEDERATED DEPARTMENT STORES, INC.

Consolidated Statements of Income (Unaudited)

Notes:

(1)    Merchandise inventories are primarily valued at the lower of cost or market using the last-in, first-out (LIFO) retail inventory method. Application of this method did not impact cost of sales for the 13 and 52 weeks ended January 29, 2005 or January 31, 2004. For the 13 weeks ended January 29, 2005, cost of sales includes inventory valuation adjustments of $5 million related to the Macy's home store centralization. For the 52 weeks ended January 29, 2005, cost of sales includes inventory valuation adjustments of $36 million, including $31 million related to the Macy's home store centralization and $5 million related to the Burdines-Macy's consolidation.

(2)    Selling, general and administrative ("SG&A") expenses include costs and expenses related to the Rich's-Macy's and Burdines-Macy's consolidations, centralizing the Macy's home store business and other store closings. For the 13 weeks ended January 29, 2005, SG&A expenses include store closing, centralization and consolidation costs of $8 million primarily related to the Macy's home store centralization. For the 52 weeks ended January 29, 2005, SG&A expenses include store closing, centralization and consolidation costs of $63 million, including Macy's home store centralization costs of $33 million and Burdines-Macy's consolidation costs of $10 million. For the 13 weeks ended January 31, 2004, SG&A expenses include store closing and consolidation costs of $12 million, including $4 million related to the Burdines-Macy's consolidation and $2 million related to the Rich's-Macy's consolidation. For the 52 weeks ended January 31, 2004, SG&A expenses include store closing and consolidation costs of $59 million, including $23 million related to the Rich's-Macy's consolidation and $13 million related to the Burdines-Macy's consolidation.

(3)    Interest expense for the 52 weeks ended January 29, 2005 includes $59 million of costs, or $.20 per diluted share, associated with the repurchase of $274 million of Federated's 8.5% senior notes due 2010.

(4)    Income tax expense was reduced $38 million, or $.21 per diluted share for the 13 weeks ended January 31, 2004 and $.20 per diluted share for the 52 weeks ended January 31, 2004, due to a change in estimate of the effective tax rate that existing deferred tax assets and liabilities will ultimately be settled.

(5)    For the 13 and 52 weeks ended January 29, 2005, store closing and consolidation costs and Macy's home store centralization costs (See notes 1 and 2) amounted to $.04 and $.34 per diluted share, respectively. For the 13 and 52 weeks ended January 31, 2004, store closing and consolidation costs (See note 2) amounted to $.04 and $.19 per diluted share, respectively.

FEDERATED DEPARTMENT STORES, INC.

Consolidated Balance Sheets (Unaudited)

(All amounts in millions, except percentages)

	January 29,	January 31,
	2005	2004
ASSETS:
Current Assets:
Cash	$ 868	$ 925
Accounts receivable	3,418	3,213
Merchandise inventories	3,120	3,215
Supplies and prepaid expenses	104	99
Total Current Assets	7,510	7,452

Property and Equipment - net	6,018	6,174
Goodwill	260	262
Other Intangible Assets - net	378	378
Other Assets	719	284

Total Assets	$14,885	$14,550

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current Liabilities:
Short-term debt	$ 1,242	$ 908
Accounts payable and accrued liabilities	2,707	2,613
Income taxes	352	362
Total current liabilities	4,301	3,883

Long-Term Debt	2,637	3,151
Deferred Income Taxes	1,199	998
Other Liabilities	581	578
Shareholders' Equity	6,167	5,940

Total Liabilities and Shareholders' Equity	$14,885	$14,550

Notes:

(1)     In response to the February 7, 2005 letter from the Chief Accountant of the Security and Exchange Commission to the American Institute of Certified Public Accountants, the company reviewed its accounting for leases. Upon completion of this review and after discussion with our external auditors (KPMG), the company made cumulative non-cash adjustments at January 29, 2005 to increase property and equipment, net by approximately $65 million and accounts payable and accrued liabilities by approximately $65 million. The impact on the prior year's financial statements was not material.

(2)     Due to a net decrease in minimum liability adjustments for the company's pension plans at January 29, 2005, other assets increased approximately $374 million and other comprehensive income (included in shareholders' equity) increased $230 million, net of an increase in deferred income income taxes of $144 million.

FEDERATED DEPARTMENT STORES, INC.

Consolidated Statements of Cash Flows (Unaudited)

(millions)
	52 Weeks Ended January 29, 2005	52 Weeks Ended January 31, 2004
Cash flows from operating activities:
Net income	$ 689	$ 693
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	734	706
Amortization of financing costs	6	3
Amortization of unearned restricted stock	3	4
Changes in assets and liabilities:
(Increase) decrease in proprietary and other accounts receivable not separately identified	17	(71)
Decrease in merchandise inventories	95	143
(Increase) decrease in supplies and prepaid expenses	(5)	25
(Increase) decrease in other assets not separately identified	(1)	2
Increase (decrease) in accounts payable and accrued liabilities not separately identified	(24)	60
Increase (decrease) in current income taxes	(6)	284
Increase in deferred income taxes	59	3
Decrease in other liabilities not separately identified	(60)	(76)
Net cash provided by operating activities	1,507	1,776

Cash flows from investing activities:
Purchase of property and equipment	(467)	(508)
Capitalized software	(81)	(60)
Increase in non-proprietary accounts receivable	(236)	(186)
Collection of notes receivable	30	-
Disposition of property and equipment	27	6
Net cash used by investing activities	(727)	(748)

Cash flows from financing activities:
Debt issued	186	164
Debt repaid	(365)	(457)
Dividends paid	(93)	(69)
Increase (decrease) in outstanding checks	38	(5)
Acquisition of treasury stock	(901)	(645)
Issuance of common stock	298	193
Net cash used by financing activities	(837)	(819)

Net increase (decrease) in cash	(57)	209
Cash at beginning of period	925	716

Cash at end of period	$ 868	$ 925

Note - Certain reclassifications were made to prior year's amounts to reflect increases in non-proprietary accounts receivable as cash used by investing activities instead of operating activities to conform with the classifications of such amounts for the most recent year.

New Stores Opened in 2004*

Bloomingdale's - SoHo area of Manhattan, NY
Macy's West - County East Mall, Antioch, CA
Macy's West - Victoria Gardens Mall in Rancho Cucamonga, CA
Rich's-Macy's - Arbor Place Mall in Douglasville, GA

Stores Closed in 2004*

Burdines-Macy's - The Gardens in Palm Beach, FL; and a former Macy's store in Boynton Beach, FL

Lazarus-Macy's - Downtown Columbus, OH
Macy's West - Metrocenter, Phoenix, AZ

*In addition, the company opened four furniture stores and closed one clearance furniture store and four small Macy's East bedding stores.